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Joy Schmitt Media Relations (908) 286-6449 schmitt@genta.com

Tara Spiess Investor Relations (908) 286-3980 spiess@genta.com

Genta Announces Withdrawal of New Drug Application for Genasense™ in Melanoma

BERKELEY HEIGHTS, NJ – May 13, 2004 – Genta Incorporated (Nasdaq: GNTA) today announced that it has notified the U.S. Food and Drug Administration (FDA) of its decision to withdraw a New Drug Application (NDA) for Genasense™ (oblimersen sodium) Injection. The NDA had been submitted in December 2003 for the use of Genasense plus dacarbazine for the treatment of patients with advanced melanoma. On May 3, 2004, an FDA Advisory Committee voted not to recommend Genasense for marketing approval. Under the Prescription Drug User Fee Act, the time for review of the NDA would have expired on June 8, 2004.

Coincident with the NDA withdrawal, Genta has requested a meeting with the FDA to review key issues and to identify next steps related to further development of Genasense in melanoma.

This press release contains forward-looking statements with respect to business conducted by Genta Incorporated. By their nature, forward-looking statements and forecasts involve risks and uncertainties because they relate to events and depend on circumstances that will occur in the future. There are a number of factors that could cause actual results and developments to differ materially. For a discussion of those risks and uncertainties, please see the Company's Annual Report/Form 10-K for 2003.